UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

SITO MOBILE, LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Postponement of Annual Meeting of Stockholders

On November 14, 2019, SITO Mobile, Ltd. (“SITO” or the “Company”) postponed the 2019 Annual Meeting of Stockholders scheduled for November 15, 2019. The Company postponed the Annual Meeting of Stockholders, based on communication from the Securities and Exchange Commission (the “SEC”) that it intends to and is in process of reviewing the definitive proxy materials submitted by SITO.

Proxy statement Proposal No. 2, regarding the issuance of shares of Company common stock in its all-stock acquisition of MediaJel, Inc., is the only proposal in the definitive proxy materials subject to review. However, the Company has determined it more efficient to postpone the 2019 Annual Meeting of Stockholders, which will be rescheduled, once any comments and observations received from the SEC are addressed and SEC approval of the proxy materials is obtained.

Prior to the decision to postpone, a sufficient number of shares had been voted or presented by stockholders or their proxies to constitute a quorum. Depending on the significance on the definitive proxy materials of SEC comments and observations, votes that have been cast to date and until the polls close or a stockholder has revoked their proxy, a stockholder’s proxy will still be in effect and will be counted once the Annual Meeting is rescheduled and convened. However, a stockholder will still be able to change or revoke their proxy with respect to any proposal until the meeting convenes and the polls close for voting on such proposal.